Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 14, 2008, relating to the consolidated financial statements and financial statement schedule of Cornerstone Core Properties REIT, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cornerstone Core Properties REIT, Inc. for the year ended December 31, 2007, our report dated January 29, 2007 relating to the statement of revenues and certain expenses for the 20100 Western Avenue property appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (“SEC”) on January 30, 2007, our report dated February 19, 2007 relating to the statement of revenues and certain expenses for the 21420 and 21430 North 15th Lane property appearing in the Current Report on Form 8-K/A filed with the SEC on February 22, 2007, our report dated December 11, 2007 relating to the statement of revenues and certain expenses for the 23040 North 11th Avenue property appearing in the Current Report on Form 8-K/A filed with the SEC on December 18, 2007, our report dated December 21, 2007 relating to the statement of revenues and certain expenses for the Orlando Small Bay property appearing in the Current Report on Form 8-K filed with the SEC on June 27, 2008, and our report dated June 2, 2008 relating to the statement of revenues and certain expenses for the Monroe North CommerCenter property appearing in the Current Report on Form 8-K/A filed with the SEC on June 6, 2008, (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

November 24, 2008